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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 1)*



                                Orthovita, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   68750U102
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  July 1, 2003
           -----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Statement is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 68750U102                   13G                 Page  2  of 11  Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Baystar Capital, II, L.P.
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF                   1,250,000
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     0
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  1,250,000
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,250,000
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.6%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68750U102                    13G                 Page  3  of 11  Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Baystar Capital Management, LLC
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF                   0
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     1,250,000
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  1,250,000
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,250,000
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.6%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68750U102                    13G                 Page  4  of 11  Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Mr. Steven Derby
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF                   0
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     2,717,415*
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  2,717,415*
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,717,415*
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.9%*
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

*Mr. Steven Derby, in his capacity as the sole managing member of SDS Capital Partners, LLC, the general partner of SDS Merchant Fund, L.P., shares dispostive power of 1,467,415 shares of common stock of the Issuer.

CUSIP No. 68750U102                    13G                 Page  5  of 11  Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Mr. Lawrence Goldfarb
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF                   0
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     1,250,000
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  1,250,000
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,250,000
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.6%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 68750U102                    13G                 Page  6  of 11  Pages

--------------------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Mr. Steven M. Lamar
--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3       SEC USE ONLY


--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------

                           5      SOLE VOTING POWER
      NUMBER OF                   0
        SHARES     -------------------------------------------------------------
     BENEFICIALLY
       OWNED BY            6      SHARED VOTING POWER
         EACH                     1,250,000
      REPORTING    -------------------------------------------------------------
        PERSON             7      SOLE DISPOSITIVE POWER
         WITH
                                  0
                   -------------------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  1,250,000
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,250,000
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.6%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------

CUSIP NO. 68750U102              SCHEDULE 13G           PAGE   7  OF   11  PAGES

--------------------------------------------------------------------------------
ITEM 1(A).        NAME OF ISSUER:

                  Orthovita, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  45 Great Valley Parkway
                  Malvern, PA 19355

ITEM 2(A).        NAME OF PERSON FILING.
ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
ITEM 2(C).        CITIZENSHIP.

                  Baystar Capital II, L.P. (the "Reporting Person") c/o Baystar Capital Management, LLC
                  80 East Sir Francis Drake Blvd., Suite 2B
                  Larkspur, CA 94939
                  Delaware limited partnership

                  Baystar Capital Management, LLC (the "General Partner") 80 East Sir Francis Drake Blvd., Suite 2B
                  Larkspur, CA 94939
                  Delaware limited liability company

                  Mr. Steven Derby ("Mr.  Derby")
                  Managing Member of the General Partner
                  53 Forest Avenue,  2nd Floor
                  Old  Greenwich,  CT 06870
                  United States citizen

                  Mr. Lawrence Goldfarb ("Mr.  Goldfarb")
                  Managing Member of the General Partner
                  80 East Sir Francis Drake Blvd., Suite 2B
                  Larkspur, CA 94939
                  United States citizen

                  Mr.  Steven M.  Lamar  ("Mr.  Lamar")
                  Managing  Member of the General Partner
                  80 East Sir Francis Drake Blvd., Suite 2B
                  Larkspur, CA 94939
                  United States citizen

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

--------------------------------------------------------------------------------

CUSIP NO. 68750U102              SCHEDULE 13G           PAGE   8  OF   11  PAGES

--------------------------------------------------------------------------------


ITEM 2(E).        CUSIP NUMBER:

                  68750U102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable

ITEM 4.           OWNERSHIP.        As of July 1, 2003:

         1. The Reporting Person.

                  (a) Amount  beneficially  owned:  1,250,000  shares of Common
                      Stock

                  (b) Percent of Class:3.6%

                  (c) Number of shares as to which such person has:

                           (i) sole power to vote or direct the vote: 1,250,000

                           (ii) shared power to vote or direct the vote: 0

                           (iii) sole power to dispose or direct the disposition
                                 of: 1,250,000

                           (iv)   shared   power  to   dispose   or  direct  the
                                  disposition of: 0

         2. The General Partner.

                  (a)  Amount  beneficially  owned:  1,250,000  shares of Common
                       Stock

                  (b) Percent of Class:3.6%

                  (c) Number of shares as to which such person has:

                           (i) sole power to vote or direct the vote: 0

                           (ii)  shared  power  to  vote  or  direct  the  vote:
                                 1,250,000

                           (iii) sole power to dispose or direct the
                                 disposition of: 0

                           (iv) shared power to dispose or direct the
                                disposition of: 1,250,000

         3. Mr. Derby.

                  (a)  Amount  beneficially  owned:  2,717,415  shares of Common
                       Stock*

                  (b)  Percent of Class: 7.9%

--------------------------------------------------------------------------------

CUSIP NO. 68750U102              SCHEDULE 13G           PAGE   9  OF   11  PAGES

--------------------------------------------------------------------------------

                  (c) Number of shares as to which such person has:

                      (i) sole power to vote or direct the vote: 0

                      (ii) shared  power  to  vote  or  direct  the  vote:
                           2,717,415*

                      (iii) sole power to dispose or direct the  disposition
                            of: 0

                      (iv) shared power to dispose or direct the disposition of:
                           2,717,415*

           * Mr. Steven Derby, in his capacity as the sole managing member of SDS Capital Partners, LLC, the general partner of SDS Merchant Fund, L.P., shares dispostive power of 1,467,415 shares of Common Stock of the Issuer.

           4. Mr. Goldfarb - same as the General Partner, see above.

           5. Mr. Lamar - same as the General Partner, see above.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not Applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not Applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not Applicable.

ITEM 10.   CERTIFICATION.

           By signing below, the Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------------------------------------------------------------

CUSIP NO. 68750U102              SCHEDULE 13G          PAGE   10  OF   11  PAGES

--------------------------------------------------------------------------------

                                    SIGNATURE

           After reasonable inquiry and to the best of the Reporting Person's knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

           Dated: July 28, 2003


                                           BAYSTAR CAPITAL II, L.P.
                                           By:  Baystar Capital Management, LLC,
                                                its General Partner


                                           By: /s/ Steven Derby
                                               ---------------------------------
                                               Name:  Steven Derby
                                               Title: Managing Member


                                           BAYSTAR CAPITAL MANAGEMENT, LLC


                                           By: /s/ Steven Derby
                                               ---------------------------------
                                               Name:  Steven Derby
                                               Title: Managing Member


                                                /s/ Steven Derby
                                          ---------------------------------
                                                    Steven Derby

                                                /s/ Lawrence Goldfarb
                                          ---------------------------------
                                                    Lawrence Goldfarb

                                                /s/ Steven M. Lamar
                                          ---------------------------------
                                                    Steven M. Lamar

--------------------------------------------------------------------------------

CUSIP NO. 68750U102              SCHEDULE 13G          PAGE   11  OF   11  PAGES

--------------------------------------------------------------------------------


                                    EXHIBIT A
                             JOINT FILING AGREEMENT

This Agreement is filed as an exhibit to Schedule 13G being filed by Baystar Capital II, L.P., Baystar Capital Management, LLC, Mr. Steven Derby, Mr. Lawrence Goldfarb and Mr. Steven M. Lamar in compliance with Rule 13d-1(k) of the Securities and Exchange Commission, which requires an agreement in writing indicating that the Schedule 13G to which this Agreement is attached is filed on behalf of the below-named companies and individuals, that they are each responsible for the timely filing of the Schedule 13G and any amendments thereto and for the completeness and accuracy of the information concerning such persons contained therein.


           Dated: July 28, 2003


                                           BAYSTAR CAPITAL II, L.P.
                                           By:  Baystar Capital Management, LLC,
                                                its General Partner


                                           By: /s/ Steven Derby
                                               ---------------------------------
                                               Name:  Steven Derby
                                               Title: Managing Member


                                           BAYSTAR CAPITAL MANAGEMENT, LLC


                                           By: /s/ Steven Derby
                                               ---------------------------------
                                               Name:  Steven Derby
                                               Title: Managing Member


                                                /s/ Steven Derby
                                          ---------------------------------
                                                    Steven Derby

                                                /s/ Lawrence Goldfarb
                                          ---------------------------------
                                                    Lawrence Goldfarb

                                                /s/ Steven M. Lamar
                                          ---------------------------------
                                                    Steven M. Lamar